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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                   Commission File Number   0-23775


                          Approved Financial Corp.
             _____________________________________________________
             (Exact name of registrant as specified in its charter)


          1716 Corporate Landing Parkway, Virginia Beach, VA 23454
______________________________________________________________________________
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Common Stock, par value $1.00 per share
______________________________________________________________________________
          (Title of each class of securities covered by this Form)


                                 None
______________________________________________________________________________
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports.


Rule 12g-4(a)(1)(i)  [X]     Rule 12h-3(b)(1)(i)     [ ]

Rule 12g-4(a)(1)(ii) [ ]     Rule 12h-3(b)(1)(ii)    [ ]

Rule 12g-4(a)(2)(i)  [ ]     Rule 12h-3(b)(2)(i)     [ ]

Rule 12g-4(a)(2)(ii) [ ]     Rule 12h-3(b)(2)(ii)    [ ]

                             Rule 15d-6              [ ]

     Approximate number of holders of record as of the certification or
notice date:     300
             ____________

     Pursuant to the requirements of the Securities Exchange Act of 1934, Approved Financial Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 6, 2004  By: /s/ Robert Pilcowitz
      _______________      _____________________________________________________
                           Robert Pilcowitz, President & Chief Executive Officer